Exhibit 99.1
[Chesapeake Utilities
Corporation Logo]

FOR IMMEDIATE RELEASE
JUNE 19, 2006
NYSE: CPK

EASTERN SHORE NATURAL GAS COMPANY RECEIVES
FERC APPROVAL FOR 2006-2008 PIPELINE EXPANSION PROJECT

DOVER, DE - Eastern Shore Natural Gas Company (ESNG), a subsidiary of Chesapeake Utilities Corporation (NYSE: CPK), announced today that the Company has received approval from the Federal Energy Regulatory Commission (FERC) to expand its pipeline system in 2006, 2007 and 2008. ESNG will be enhancing its existing system by adding 55 miles of pipeline looping in the states of Delaware and Pennsylvania as well as two new delivery points.

As a result of this project, the firm peak day capacity of ESNG’s existing system will increase by 47,350 dekatherms of natural gas per day. This translates into a 36 percent increase. The entire project represents an investment of $33.6 million, with expected annualized revenue of $6.8 million after the full build-out of the facilities as noted in the table below.

	In-Service Date	Associated Capital Investment	Annualized Revenue
Phase I	11-01-06	$17.4 million	$3.7 million
Phase II	11-01-07	$8.0 million	$1.5 million
Phase III	11-01-08	$8.2 million	$1.6 million
Total for Project		$33.6 million	$6.8 million

Construction of these new pipeline facilities is a direct result of customers’ requests for additional natural gas transportation service for 2006 through 2008. The expansion also provides system-wide benefits for all of ESNG’s customers, including enhanced reliability of the system, improved system management and flexibility. The Company expects to begin construction of the new facilities within the next several weeks.

“We are pleased with the FERC’s approval of this system expansion and the associated facilities,” said Stephen C. Thompson, President of ESNG. “This project allows us to continue meeting the growing natural gas transportation needs of our customers. ESNG has been providing natural gas transportation service since it completed construction of the original pipeline in 1959, which ran from Parkesburg, PA to Salisbury, MD. ESNG has continually expanded the pipeline’s capacity, including a 55 percent increase during the past five years.”

ESNG currently serves 12 industrial customers, three electric generation customers, four non-affiliated local distribution companies and two affiliated natural gas divisions. ESNG owns and operates 331 miles of pipeline facilities on the Delmarva Peninsula, providing access to natural gas for thousands of customers.

Chesapeake Utilities Corporation is a diversified utility company engaged in the distribution, transmission and marketing of environmentally friendly natural gas in Delaware, Maryland and Florida; distribution and wholesale marketing of propane in Delaware, Maryland, Virginia, Pennsylvania and Florida; advanced information services; and other related businesses. Chesapeake is traded on the New York Stock Exchange under the symbol CPK. Information about Chesapeake's businesses is available at www.chpk.com.

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FOR MORE INFORMATION:

Stephen C. Thompson, President, ESNG
302.734.6799, Ext. 6027

Michael P. McMasters, Senior Vice President and CFO
302.734.6799, Ext. 6798